Exhibit 2

CERTIFICATE OF DETERMINATION
OF PREFERENCES OF
SERIES C PREFERRED STOCK
OF SYNBIOTICS CORPORATION
a California corporation

Christopher P. Hendy and Keith A. Butler hereby certify that:

A. They are the Vice President and Secretary, respectively, of Synbiotics Corporation, a California corporation (the “Corporation”).

B. Pursuant to the authority given by the Corporation’s Articles of Incorporation, as amended to date, the Board of Directors of the Corporation has duly adopted the resolution attached as Exhibit “A,” incorporated by reference as if fully set forth herein.

C. The authorized number of shares of Preferred Stock of the Corporation is 25,000,000. Of these, the authorized number of shares of Series A Junior Participating Preferred Stock is 200,000 and the authorized number of shares of Series B Preferred Stock is 4,000; and there are no other series of Preferred Stock (other than the Series C Preferred Stock, created hereby). The authorized number of shares of such Series C Preferred Stock of the Corporation is 4,000, none of which has been issued.

IN WITNESS WHEREOF, the undersigned certify under penalty of perjury that they have read the foregoing Certificate of Determination and know the contents thereof, and that the statements therein are true and correct of their own knowledge.

Executed in San Diego, California on October 24, 2002.

/s/ CHRISTOPHER P. HENDY
Christopher P. Hendy Vice President

/s/ KEITH A. BUTLER
Keith A. Butler Secretary

Exhibit A

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation consisting of Four Thousand (4,000) shares designated as “Series C Preferred Stock,” and does hereby fix the rights, preferences, privileges, and restrictions and other matters relating to said Series C Preferred Stock as follows:

Series C Preferred Stock

Article 1
Number of Shares; Designation

The series of Preferred Stock established hereby shall be designated the “Series C Preferred Stock” and the authorized number of shares of Series C Preferred Stock shall be 4,000.

Article 2
Dividends

Section 2.1 The holders of the shares of the Series C Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor and as and when declared by the Board of Directors, dividends at the rate of $75.00 per share per year (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), payable quarterly on the last day of the months of January, April, July and October in each year (each a “Dividend Payment Date”). Such dividends shall accrue and be cumulative (whether or not in any quarterly dividends period there shall be funds of the Corporation legally available for the payment of such dividends), from the date of the last quarterly dividend date to which dividends were declared and paid on the Series C Preferred Stock of the Corporation. Each such dividend shall be paid to the holders of record of shares of Series C Preferred Stock as they appear on the stock register of the Corporation on the 15th day of the month next preceding the payment date thereof. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

Section 2.2

(A) All dividends payable pursuant to this Article 2 shall be paid in cash; provided, that if any dividends remain unpaid for thirty (30) days (the “Late Dividend Date”) past the applicable Dividend Payment Date (all such dividends are referred to as “Late Dividends”), the Majority Holders (as defined in Section 2.4) may elect, by delivering written notice of such election to the Corporation between the Late Dividend Date and the tenth day after the Late Dividend Date, to receive, in lieu of the Late Dividend, shares of Common Stock as set forth in subsection (B) below. If no such written notice is delivered within such period, the Late Dividend shall be deferred until the next succeeding Late Dividend Date (whether or not dividends are paid with respect to the next succeeding Dividend Payment Date).

(B) If the Majority Holders timely make the written election described in subsection (A) above, all the holders of Series C Preferred Stock shall forthwith receive, in lieu of a Late Dividend, shares of Common Stock with a Fair Market Value (as defined in Section 2.4) equal to such accrued and unpaid dividends (a “Series C Common Stock Dividend”). The Corporation may issue fractional shares of Common Stock as Series C Common Stock Dividends. All shares of Common Stock issued pursuant to a Series C Common Stock Dividend will upon issue be duly authorized, validly issued, fully paid and nonassessable.

(C) The Corporation shall not, in the event of a deferral (or successive deferral) of a Late Dividend pursuant to Section 2.2(A) or in the event of the payment of a Series C Common Stock Dividend pursuant to Section 2.2(B), for a period of ninety (90) days following the date of such deferral or the date of payment of any Series C Common Stock Dividend, as the case may be, pay any cash dividend on any share of stock of any class or series of stock other than Series C Preferred Stock.

(D) The Majority Holders shall have the options set forth in Section 2.2(A) with respect to each Late Dividend on the Series C Preferred Stock. With respect to accrued but unpaid dividends relating to Late Dividends deferred under Section 2.2(A), the Majority Holders, at the next succeeding Late Dividend Date, may (by again not delivering timely written notice of election to receive a Series C Common Stock Dividend) again defer receipt in the manner provided in Section 2.2(A) or the Majority Holders may so elect, with respect to any or all accrued but unpaid Late Dividends, that all holders of Series C Preferred Stock shall receive Series C Common Stock Dividends at the price determined in the manner set forth in Section 2.4(A). The Majority Holders may elect (by again not delivering timely written notice of election to receive a Series C Common Stock Dividend) to defer any Late Dividends or may elect that all holders of Series C Preferred Stock shall receive Series C Common Stock Dividends with respect to each Late Dividend notwithstanding any election of or status regarding other unpaid Old Dividends (as defined in Section 2.2(E)) or Late Dividends, as the case may be.

(E) The aggregate amount of $161,095.89 (the “Old Dividends”) as of the date of original issuance of the Series C Preferred Stock shall, for all purposes, be treated as Late Dividends on the Series C Preferred Stock. In furtherance and not in limitation of the foregoing, with respect to Old Dividends, the Majority Holders shall be entitled to make the election provided in Section 2.2(A) on the first Late Dividend Date after the date of issuance of the Series C Preferred Stock, and at the next succeeding Late Dividend Date, may elect again (by again not delivering timely written notice of election to receive a Series C Common Stock Dividend) to defer receipt of the Old Dividends in the manner provided in Section 2.2(A) or may elect, with respect to any or all accrued but unpaid Old Dividends, that all holders of Series C Preferred Stock shall receive Series C Common Stock at the price determined in the manner set forth in Section 2.4(A). On each Late Dividend Date, the Majority Holders may elect (by again not delivering timely written notice of election to receive a Series C Common Stock Dividend) to defer any unpaid Old Dividends or may elect that all holders of Series C Preferred Stock shall receive Series C Common Stock Dividends with respect to such Old Dividends notwithstanding any election of or status regarding other unpaid Old Dividends or Late Dividends, as the case may be.

Section 2.3 Dividends payable on the Series C Preferred Stock for each full quarterly dividends period shall be computed by dividing the annual rate by four. Dividends payable on the Series C Preferred Stock for any period less than a full quarterly dividend period and for the initial dividend period, shall be computed on the basis of a 360-day year of four 90-day quarters and the actual number of days elapsed on the period for which payable, including the date of payment.

Section 2.4 For purposes of this Article 2:

(A) “Fair Market Value” means, through January 31, 2003, a price of $0.12846 per share of Common Stock and thereafter, the average closing price of the Common Stock for the twenty (20) trading days preceding a Dividend Payment Date. The “Fair Market Value” determined for any period shall apply to any shares of Common Stock issued as Series C Common Stock Dividends prior to the next succeeding Dividend Payment Date. Notwithstanding the foregoing, in no event shall Fair Market Value be deemed to be less than $0.12846. Fair Market Value, and the numbers stated in this Section 2.4(A), shall be subject to appropriate adjustment upon any stock split or reverse stock split of Common Stock or any dividend of Common Stock upon Common Stock, in the same manner as contemplated by Sections 5.5 and 5.6.

(B) “Majority Holders” means those holders owning shares of Series C Preferred Stock having a Liquidation Value (as defined in Article 3) in excess of fifty percent (50%) of all outstanding shares of Series C Preferred Stock as evidenced by a writing submitted to the Corporation signed by such Majority Holders.

Article 3
Liquidation, Dissolution or Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series C Preferred Stock, but before any payment shall be made to the holders of any other class or series of stock of the Corporation ranking junior on liquidation to the Series C Preferred Stock by reason of their ownership thereof, an amount equal to $1,000 per share (the “Liquidation Value”) of Series C Preferred Stock plus any accrued but unpaid dividends (whether or not declared), and no more. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The Series C Preferred Stock and the Series B Preferred Stock shall rank pari passu upon liquidation.

Article 4
Voting

Section 4.1 Each holder of outstanding shares of Series C Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Article 5 below), at each meeting of shareholders of the Corporation (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. The voting rights granted in the immediately preceding sentence to the holders of Series C Preferred Stock shall apply even if, at the record date, meeting date and/or effective date of such action, the Corporation does not have sufficient authorized but unissued shares of Common Stock to permit the conversion in full, as of any such date, of the Series C Preferred Stock into Common Stock (as provided in Article 5 below). Except as provided by law, with respect to votes to be taken exclusively by the holders of Series C Preferred Stock as provided herein, by the provisions of Section 4.1, Section 4.2 or Section 4.3 below, or by the provisions establishing any other series of Preferred Stock, holders of Series C Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

Section 4.2 The Corporation shall not amend, alter or repeal preferences, rights, powers or other terms of the Series C Preferred Stock so as to affect adversely the Series C Preferred Stock, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock which is on a parity with or has preference or priority over the Series C Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series C Preferred Stock.

Section 4.3 Unless the consent of the holders of not less than sixty-six and two-thirds percent of the outstanding Series C Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of shareholders called for the purpose, is obtained:

(A) the Corporation shall not sell all or substantially all of the Corporation’s assets or effect a merger or consolidation or any other transaction resulting in the acquisition of a majority of the then outstanding voting stock of the Corporation by another corporation or entity;

(B) except as set forth in Article 6, neither the Corporation nor any of its subsidiaries or affiliates shall declare, agree to declare, pay or agree to pay dividends or make any other distribution on (other than 100% to the Corporation), or redeem, any shares of any class or series of its equity securities other than with respect to the Series C Preferred Stock, unless all dividends accrued on shares of the Series C Preferred Stock shall have been declared and paid;

(C) no amendment to the terms of the Series C Preferred Stock as set forth herein shall be effected; and

(D) the Corporation shall not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, take any action which adversely affects (directly or indirectly) the rights of the holders of the Series C Preferred Stock.

Article 5
Conversion

The holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

Section 5.1 Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000.00 by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series C Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $0.12846. Such initial Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series C Preferred Stock.

Section 5.2 No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

Section 5.3 Mechanics of Conversion.

(A) In order to convert shares of Series C Preferred Stock into shares of Common Stock after the Common Increase Date, the holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Corporation shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(B) The Corporation shall at all times after the Common Increase Date during which the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock.

(C) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued and unpaid dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion. All accrued but unpaid dividends through the Conversion Date will be paid by the Corporation to the holder at the same time that certificates representing the Common Stock are delivered upon conversion.

(D) All shares of Series C Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends (except for accrued but unpaid dividends through the Conversion Date), notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and accrued but unpaid dividends through the Conversion Date. Any shares of Series C Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series C Preferred Stock accordingly.

(E) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing of the sale of securities.

Section 5.4 Adjustments to Conversion Price.

(A) Special Definitions. For purposes of this Section 5.4, the following definitions shall apply:

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding rights or options granted to employees, directors or consultants of the Corporation pursuant to an option plan adopted by the Board of Directors to acquire up to that number of shares of Common Stock as is equal to ten (10%) percent of the Common Stock outstanding (provided that, for purposes of this Section 5.4(A)(1), all shares of Common Stock issuable upon (1) exercise of options granted or available for grant under plans approved by the Board of Directors or (2) conversion of shares of Preferred Stock shall be deemed to be outstanding).

(2) “Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock is first issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5.4(C) below, deemed to be issued) by the Corporation after the Original Issue Date and other than shares of Common Stock issued or issuable:

(i) as a dividend or distribution on Series C Preferred Stock;

(ii) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock, subject to Section 5.5 or Section 5.6 or excluded from the definition of Additional Shares of Common Stock by the foregoing clause (i);

(iii) upon the exercise of options excluded from the definition of “Option” in Section 5.4(A)(1);

(iv) upon exercise of Options which were outstanding on the Original Issue Date, the conversion of Convertible Securities which were outstanding on the Original Issue Date, or in lieu of cash stay bonuses which were granted before 2001;

(v) in connection with equipment leases, loans, acquisitions of businesses, strategic alliances, or licenses or acquisitions of technology or marketing rights; or

(vi) upon conversion of shares of Preferred Stock.

(5) “Rights to Acquire Common Stock” (or “Rights”) shall mean all rights issued by the Corporation to acquire common stock whatever by exercise of a warrant, option or similar call or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

(B) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series C Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Section 5.4(E)) below for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such additional shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least sixty-six and two-

thirds percent of the then outstanding shares of Series C Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(C) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or other Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5.4(E) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) No further adjustment in the Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Options or Rights or conversion or exchange of such Convertible Securities;

(2) Upon the expiration or termination of any unexercised Option or Right, the Conversion Price shall be readjusted as if such Option or Right had never been issued; and

(3) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option, Right or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

(D) Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. If the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.4(C), but excluding shares issued as a dividend or distribution as provided in Section 5.6 or upon a stock split or combination as provided in Section 5.5), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (a) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (b) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued. Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced if the amount of such reduction would be an amount less than $.005, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.005 or more. For purposes of this Section 5.4(D), all shares of Common Stock issuable upon conversion of Preferred Stock shall be deemed to be outstanding.

(E) Determination of Consideration. For purposes of this Section 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, without reduction for amounts paid or payable for accrued interest or accrued dividends;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(2) Options, Rights and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.4(C), relating to Options, Rights and Convertible Securities, shall be determined by dividing

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or Rights or the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or Rights or the conversion or exchange of such Convertible Securities.

Section 5.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the record date for the subdivision or combination.

Section 5.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying the Conversion Price by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Section 5.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of the Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series C Preferred Stock.

Section 5.8 Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

Section 5.9 Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation (except mergers not involving any change in or any issuance of securities of the Corporation) with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Article 3),

(A) if the surviving entity shall consent in writing to the following provisions, then each share of Series C Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Article 5 set forth with respect to the rights and interest thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Article 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Stock; or

(B) if the surviving entity shall not so consent, then each holder of Series C Preferred Stock may, after receipt of notice specified in Section 5.12, elect to convert such Stock into Common Stock as provided in this Article 5 or to accept the distributions to which he would have been entitled under Article 3 if such consolidation, merger or sale had been treated as a liquidation pursuant to such Article 3.

Section 5.10 No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

Section 5.11 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series C Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series C Preferred Stock Certificates, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions hereof, which shall control.

Section 5.12 Notice of Record Date. In the event:

(A) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(B) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(C) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation (except mergers not involving any change in or any issuance of securities of the Corporation), or of the sale of all or substantially all of the assets of the Corporation; or

(D) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series C Preferred Stock, and shall cause to be mailed to the holders of the Series C Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (1) below or twenty days before the date specified in (2) below, a notipce stating:

(1) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(2) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

Article 6
Repurchase of Shares

Each holder of any outstanding shares of Series C Preferred Stock shall be deemed to have consented, for purposes of Sections 502, and 503 of the California Corporations Code, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by the employees, officers, directors, consultants or other persons performing services for the Corporation upon termination of their employment or services pursuant to agreements between the Corporation and such persons providing for the Corporation’s right of such repurchase.